Ex. 99.1

Karman Space & Defense Reports Second Quarter Fiscal Year 2026 Financial Results

HUNTINGTON BEACH, Calif., August 6, 2026 – Karman Space & Defense (“Karman”, “Karman Holdings, Inc.” or “the Company”) (NYSE: KRMN), a leader in the rapid design, development, and production of critical, next-generation systems that align with the core mission priorities of the U.S. Department of War and its allies, and meet the accelerating demand for access to space, today reported second quarter fiscal year 2026 financial results.

Second Quarter Fiscal Year 2026 and subsequent highlights

•
Record quarterly revenue of $182.1 million driven by year over year organic growth of 24.4% and total growth of 58.2%
•
Record quarterly net income of $14.0 million, up 106.1% year over year, and earnings per fully diluted share of $0.11, compared to $0.05 in the prior-year quarter
•
Record quarterly non-GAAP adjusted EBITDA of $54.6 million, a 54.7% year over year increase, and non-GAAP adjusted earnings per fully diluted share of $0.14, compared to $0.10 in the prior-year quarter
•
Record backlog of $1.3 billion at the end of the second quarter of 2026, up 65% compared to the end of the fiscal year 2025
•
Quarterly bookings of nearly $500 million across all end markets, including a large, multi-year contract with a space and launch customer
•
Agreement to acquire Walker Precision Engineering for approximately $94 million, expanding presence into the European defense market
•
Completed debt repricing, expected to reduce annual interest expense by approximately $4 million
•
Raising 2026 outlook to $730 to $745 million in revenue and $215 to $222.5 million in adjusted EBITDA

“Our team produced another quarter of record performance, generating revenue of $182 million driven by year over year organic growth of 24.4 percent and total growth of 58 percent, and adjusted EBITDA of $55 million, an increase of 55 percent,” said Jon Rambeau, chief executive officer of Karman Space & Defense. “Our record $1.3 billion backlog provides exceptionally strong visibility into our fiscal year 2026 outlook and positions us to achieve this year’s goals while building even stronger momentum for 2027 and beyond.

“The demand environment continues to strengthen, with more than $90 billion in recent prime contractor awards for THAAD and PAC-3 interceptors and over $76 billion for new Columbia and Virginia class submarines. Against this backdrop, bookings in the quarter totaled nearly $500 million, including a large, long-term agreement with a leading space and launch customer, and we are actively negotiating three additional long-term defense agreements with a combined potential value of more than $1 billion.

“We are scaling capacity to meet existing program requirements and we are simultaneously going on offense - winning alternative supplier positions on new programs and in new content areas. We believe Karman remains well positioned to create long-term shareholder value in this unique and accelerating demand environment,” Rambeau added.

Second Quarter Fiscal Year 2026 Financial Results

	Three Months Ended June 30,		QTD Change	Six Months Ended June 30,		YTD Change
(unaudited, in thousands, except percentage)	2026	2025	YoY	2026	2025	YoY
Hypersonics and Strategic Missile Defense	$43,417	$34,960	up 24.2%	$79,105	$65,016	up 21.7%
Space and Launch	42,072	39,597	up 6.3%	85,926	73,468	up 17.0%
Tactical Missiles and Integrated Defense Systems	63,012	40,540	up 55.4%	108,272	76,737	up 41.1%
Maritime Defense Systems[1]	33,562	—	*	59,970	-	*
Total Revenue	$182,063	$115,097	up 58.2%	$333,273	$215,221	up 54.9%

1. Revenue in Maritime Defense Systems for the three and six months ended June 30, 2026 was previously included within other end markets.
* not a meaningful figure

The increase in total revenue reflects growth across all end-markets and our diversified portfolio of more than 150 customers and programs.

Growth in Hypersonics and Strategic Missile Defense revenue for the three and six months ended June 30, 2026 from the comparable period in the prior year, was primarily driven by growth in key interceptor program production and increased production associated with a new surface-to-surface missile system.

Growth in Space and Launch revenue for the three and six months ended June 30, 2026 from the comparable periods in the prior year, was primarily driven by content supporting both legacy and emerging launch providers, partially offset by customer order timing associated with shifting launch schedules.

Growth in Tactical Missiles and Integrated Defense Systems for the three and six months ended June 30, 2026 from the comparable period in the prior year, was primarily driven by strength in core production programs, including unmanned aircraft systems and counter-UAS, and emerging programs transitioning to production.

Growth in Maritime Defense Systems for the three months ended June 30, 2026 from the comparable period in the prior year was primarily driven by legacy and next generation submarine programs.

Backlog

As of June 30, 2026, total backlog was $1.3 billion, which represents the total value or current estimated value of existing contracts, less amounts previously invoiced. Contract types include, but are not limited to, purchase orders, long term agreements and contractual authorizations to proceed.

Business Outlook for the Full Year 2026

For the full fiscal year 2026, the Company raises its expectations for total revenue to between $730 million and $745 million, and for non-GAAP Adjusted EBITDA to between $215.0 million and $222.5 million, excluding the impact of any future acquisitions.

Non-GAAP adjusted EBITDA is provided in the full year 2026 Outlook on a forward-looking basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, because to do so could be misleading and unable to be accomplished without unreasonable effort given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, subject to certain risks and uncertainties, including certain assumptions with respect to our ability to efficiently and on a timely basis integrate acquisitions, obtain and retain contracts, react to changes in the timing and/or amount of government spending, changes in the demand for our products, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates and investors should review all risks related to achievement of the guidance reflected under “forward-looking statements” below and in the Company’s filings with the Securities and Exchange Commission.

Conference Call and Live Webcast

In conjunction with this release, Karman Space & Defense Inc. will host a conference call and live webcast today, Thursday, August 6, 2026, at 1:30 pm Pacific Time. Hosting the call and webcast to review results for the second quarter of fiscal year 2026 will be Chief Executive Officer Jon Rambeau, Chief Financial Officer Mike Willis, Chief Operating Officer Jonathan Beaudoin, and Senior Vice President, Investor Relations and Corporate Communications Steven Gitlin.

Investors may dial into the call using the following telephone numbers: +1 (833) 461-5787 (U.S. toll free) or +1 (585) 542-9983 (U.S. local or international) entering Meeting ID: 435 493 861. Please allow ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the Karman Space & Defense website, https://investors.karman-sd.com/overview/default.aspx, or directly at https://events.q4inc.com/attendee/435493861. Please allow ten minutes prior to the call to download and install any necessary audio software. A replay of the audio webcast will be available for one year.

A supplemental investor presentation for the second quarter fiscal year 2026 may be accessed at https://investors.karman-sd.com/News--Events/events-and-presentations/default.aspx.

Audio Replay

An audio replay of the event will be archived on the Investor Relations section of the Company's website at https://investors.karman-sd.com.

About Karman Space & Defense

Karman Space & Defense is a leader in the rapid design, development and production of critical, next-generation system solutions that align with the U.S. Department of War and its allies’ core mission priorities and the accelerating demand for access to space. Building on nearly 50 years of success, we deliver Payload Protection Systems, Hydro/Aerodynamic Interstage Systems, and Propulsion & Launch Systems to more than 150 prime contractors and programs. Karman is headquartered in Huntington Beach, CA, with multiple facilities across the United States. For more information, visit our website, www.karman-sd.com.

Non-GAAP Supplemental Information

We present in this press release certain financial information based on our Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share (Adjusted EPS). We believe the non-GAAP financial measures will help investors understand our financial condition and operating results and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with our U.S. GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. We may use non-GAAP financial metrics in certain management compensation plans, debt covenants, internal budgetary decision making, and other resource allocation decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not. and readers should not, consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

We define these non-GAAP financial measures as follows:

EBITDA refers to net income before income taxes, depreciation and amortization and interest expense.

Adjusted EBITDA refers to EBITDA plus, as applicable for each period, adjustments for certain items management believes are not indicative of ongoing operations. Adjusted EBITDA excludes non-cash share-based compensation expenses. Additionally, Adjusted

EBITDA excludes certain nonrecurring costs that management excludes in contemplation of budget decisions and are not costs of operating the business, such as entity wide re-branding initiatives or acquisition integration costs, and lender and administrative agent fees associated with discrete amendments. Lastly, Adjusted EBITDA excludes other non-recurring costs including gains or losses from disposition of assets, non-cash impairment losses, non-recurring transaction expenses and other charges or gains that the Company believes are not part of the ongoing operations of its business. The resulting expense or benefit from these other non-recurring costs is inconsistent in amount and frequency.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not measures calculated in accordance with U.S. GAAP, and they should not be considered an alternative to any financial measures that were calculated under U.S. GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to facilitate a comparison of the ordinary, ongoing and customary course of our operations on a consistent basis from period to period and provide an additional understanding of factors and trends affecting our business. Adjusted EBITDA and Adjusted EBITDA Margin are driven by changes in volume, performance, contract mix and general and administrative expenses and investment levels. Performance, as used in this definition, refers to changes in profitability and is primarily based on adjustments to estimates at completion on individual contracts. These adjustments result from increases or decreases to the estimated value of the contract, the estimated costs to complete the contract, or both. These measures therefore assist management and our board and may be useful to investors in comparing our operating performance consistently over time as they remove the impact of our capital structure, asset base and items outside the control of the management team and expenses that do not relate to our core operations. Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled non-GAAP measures used by other companies as other companies may have calculated the measures differently.

Adjusted EPS represents GAAP net income (loss) per fully diluted share, excluding transaction related expenses, integration expenses and non-recurring costs, lender and administrative agent fees, share-based compensation and other non-recurring costs as they are not representative of our operating performance.

Forward-Looking Statements

This announcement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “seek,” “project,” “model,” “ongoing,” “will,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on and reflect our current expectations, estimates, assumptions and/ or projections, our perception of historical trends and current conditions, as well as other factors that we believe are appropriate and reasonable under the circumstances. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results to differ materially from those indicated by those statements. There can be no assurance that our expectations, estimates, assumptions and/or projections, including with respect to the future earnings and performance or capital structure of Karman, will prove to be correct or that any of our expectations, estimates or projections will be achieved.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation, that a significant portion of our revenue is generated from contracts with the United States military and U.S. military spending is dependent upon the U.S. defense budget; U.S. government contracts are subject to a competitive bidding process that can consume significant resources without generating any revenue; our business and operations expose us to numerous legal and regulatory requirements, and any violation of these requirements could materially adversely affect our business, results of operations, prospects and financial condition; our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete; and we have in the past consummated acquisitions and intend to continue to pursue acquisitions, and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations. Readers and/or attendees are directed to the risk factors identified in the filings we make with the SEC from time to time, copies of which are available free of charge at the SEC’s website at www.sec.gov under Karman Holdings Inc.

The forward-looking statements included in this announcement are only made as of the date of this announcement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

Karman Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share data)

(unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$51,741	$33,959
Accounts receivable, net	114,960	78,716
Contract assets	187,120	156,298
Inventory	16,299	10,662
Prepaid and other current assets	14,660	11,768
Total current assets	384,780	291,403
Property, plant and equipment	172,981	134,793
Less accumulated depreciation	(46,727)	(39,384)
Net property, plant and equipment	126,254	95,409
Other assets
Goodwill	498,148	352,513
Intangible assets, net	326,758	285,888
Operating lease right-of-use assets	15,466	6,021
Finance lease right-of-use assets	85,181	66,193
Other assets	7,390	6,669
Total other assets	932,943	717,284
Total assets	$1,443,977	$1,104,096

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$45,382	$31,632
Accrued payroll and related expenses	14,805	13,776
Contract liabilities	26,154	22,814
Current portion of operating lease liabilities	2,464	1,815
Current portion of finance lease liabilities	5,009	4,401
Current portion of term note	5,610	3,836
Income taxes payable	2,077	5,299
Other current liabilities	6,728	5,094
Total current liabilities	108,229	88,667
Term note, net of current	751,327	495,312
Operating lease liabilities, net of current	13,725	4,949
Finance lease liabilities, net of current	97,130	76,995
Other liabilities	6,892	7,650
Deferred tax liabilities	45,577	47,832
Total liabilities	1,022,880	721,405
Equity:
Preferred stock, $0.001 par value; authorized — 100,000,000 shares; issued and outstanding — none	—	—
Common stock; $0.001 par value; authorized — 1,000,000,000 shares; issued and outstanding — 132,533,486 and 132,322,435, respectively	133	132
Additional paid in capital	390,034	373,455
Accumulated other comprehensive income	75	75
Retained earnings	30,855	9,029
Stockholders' equity	421,097	382,691
Total liabilities and stockholders' equity	$1,443,977	$1,104,096

Karman Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$182,063	$115,097	$333,273	$215,221
Cost of goods sold	103,829	68,076	191,174	128,749
Gross profit	78,234	47,021	142,099	86,472
Operating expenses
General and administrative expenses	31,339	19,430	59,976	42,718
Depreciation and amortization expense	12,066	7,487	25,842	13,687
Operating expenses	43,405	26,917	85,818	56,405
Net operating income	34,829	20,104	56,281	30,067
Interest expense, net	(15,284)	(11,893)	(27,930)	(23,266)
Other income (expense)	(280)	380	(454)	300
Income before provision for income taxes	19,265	8,591	27,897	7,101
Provision for income taxes	(5,233)	(1,784)	(6,071)	(5,092)
Net income	$14,032	$6,807	$21,826	$2,009
Net income per common share, basic	$0.11	$0.05	$0.16	$0.02
Net income per common share, diluted	$0.11	$0.05	$0.16	$0.02
Weighted-average common shares, basic	132,527	132,322	132,502	132,322
Weighted-average common shares, diluted	132,531	132,322	132,514	132,322

Karman Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, in thousands, except percent)	2026	2025	2026	2025
GAAP net income	$14,032	$6,807	$21,826	$2,009
Income tax provision	5,233	1,784	6,071	5,092
Depreciation and amortization[1]	15,176	10,307	31,808	19,176
Interest expense, net	15,284	11,893	27,930	23,266
EBITDA	49,725	30,791	87,635	49,543
Transaction-related expenses[2]	1,392	3,904	3,655	5,866
Integration expenses and non-recurring restructuring costs[3]	1,940	380	3,350	641
Lender and administrative agent fees[4]	45	206	780	1,466
Share-based Compensation[5]	1,444	—	1,444	8,084
Other non-recurring costs[6]	34	—	2,502	—
Adjusted EBITDA	$54,580	$35,281	$99,366	$65,600
Revenue	$182,063	$115,097	$333,273	$215,221
Net income margin	7.7%	5.9%	6.5%	0.9%
Adjusted EBITDA margin	30.0%	30.7%	29.8%	30.5%

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2026	2025	2026	2025
GAAP net income per share	$0.11	$0.05	$0.16	$0.02
Transaction-related expenses[2]	0.01	0.03	0.03	0.04
Integration expenses and non-recurring restructuring costs[3]	0.01	—	0.03	—
Lender and administrative agent fees[4]	0.00	—	0.01	0.01
Share-based compensation[5]	0.01	—	0.01	0.06
Other non-recurring costs[6]	0.00	0.02	0.02	0.02
Adjusted EPS[7]	$0.14	$0.10	$0.25	$0.16

1.
Includes depreciation of property, plant and equipment, amortization of intangible assets and right-of-use assets. Depreciation expense includes allocated depreciation from cost of goods sold of $3.1 million and $2.8 million for the three months ended June 30, 2026 and 2025, respectively, and $6.0 million and $5.5 million for the six months ended June 30, 2026 and 2025, respectively.
2.
Represents legal and due diligence fees incurred in connection with planned and completed acquisitions, which are required to be expensed as incurred. For the three and six months ended June 30, 2026, these expenses are primarily related to the Seemann acquisition. For the three and six months ended June 30, 2025, these expenses are primarily related to the MTI and ISP acquisitions. Additionally, the Company incurred certain professional service fees related to its IPO that did not meet the requirements to be deferred issuance costs. These costs are considered non-recurring and outside the ordinary course of business, and therefore are not indicative of ongoing operating performance, which was reflected in the six months ended June 30, 2025.
3.
Includes company-wide system implementation expenses company re-branding costs and compliance efforts. This category also includes post-acquisition integration costs, and employee expenses related to acquisitions or restructuring activities.
4.
Reflects non-recurring lender fees associated with discrete amendments to the Company’s credit agreement, separate from ongoing administrative fees.
5.
Reflects share-based compensation expenses. For the three and six months ended June 30, 2026, these expenses related to the Company’s RSUs and PSUs. For the six months ended June 30, 2025, these expenses related to the Company’s P Units and Phantom Units. These Units were fully vested in connection with the completion of the Company’s IPO in February 2025.
6.
Represents items management believes are not indicative of ongoing operating performance, including estimated legal settlements and related professional fees, as well as professional fees associated with other non-recurring events. Other non-recurring costs for the three and six months ended June 30, 2025 represent the write-off of unamortized debt issuance costs associated with our previous term loan, which was refinanced with the new Term Loan B.
7.
Total may not sum due to rounding.

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Contacts

Investor contact:

Steven Gitlin

investors@karman-sd.com

Media contact:

press@karman-sd.com